Exhibit 10.3

EXICURE, INC.

2017 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This Restricted Share Unit Award Agreement (this “Agreement”) is made and entered into as of the date set forth on the signature page hereto by and between Exicure, Inc., a Delaware corporation (the “Company”), and «Participant» (“Participant”). Unless otherwise defined herein, capitalized terms used herein shall have the same defined meanings as set forth in the Exicure, Inc. 2017 Equity Incentive Plan attached hereto as Exhibit A (the “Plan”).
I.NOTICE OF RESTRICTED SHARE UNIT AWARD
Participant has been granted this Restricted Share Unit Award (this “Award”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant:	As provided on Carta
Address:	As provided on Carta
Grant Number:	As provided on Carta
Grant Date:	As provided on Carta
Vesting Commencement Date:	As provided on Carta
Number of Restricted Share Units (“RSUs”):	As provided on Carta

Vesting Schedule: [                ].
II.AGREEMENT
1.Grant of Restricted Share Unit Award. In consideration of the services to be rendered by Participant to the Company or any Affiliate and subject to the terms and conditions of the Plan and this Agreement, the Administrator hereby grants to this Award in respect of the number of Shares set forth in the Notice of Restricted Share Unit Award in Part I of this Agreement.
2.Rights as a Stockholder. Each Restricted Share Unit shall represent Participant’s right to receive one Share if and to the extent that such Restricted Share Unit becomes vested pursuant to the terms and conditions of this Agreement and the Plan. Participant shall not be entitled to any privileges of ownership with respect to the Shares subject to this Award unless and until, and only to the extent, such Shares are issued pursuant to Section 4 hereof and Participant becomes a stockholder of record with respect to such Shares. Except as otherwise provided in the Plan or Section 7(n) below, Participant shall receive no benefit or adjustment to this Award (including any dividend equivalents) with respect to any cash dividend paid to record owners of Shares; provided, that this sentence shall not apply with respect to any Shares that are issued to Participant in connection with this Award after Participant becomes a stockholder of record with respect to such Shares.
3.Restriction Period. The Restricted Share Units shall vest in accordance with the Vesting Schedule set forth in the Notice of Restricted Share Unit Award in Part I of this Agreement. The period of time prior to vesting shall be referred to herein as the “Restriction Period.” Except as otherwise provided in the Notice of Restricted Share Unit Award in Part I of

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this Agreement, if Participant’s continuous status as a service provider to the Company terminates for any reason prior to the end of the Restriction Period, then the portion of the Restricted Share Units that were not vested immediately prior to such termination shall be immediately forfeited by Participant for no consideration.
4.Issuance. The issuance of Shares in respect of the Restricted Share Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and shall be construed and administered in such a manner. Subject to the satisfaction of the Required Tax Payments, if any, in the event one or more Restricted Share Units vests, the Company shall issue to Participant one Share for each Restricted Share Unit that vests in accordance with the Vesting Schedule set forth in the Notice of Restricted Share Unit Award in Part I of this Agreement (subject to any adjustment under Section 7(n) below, the Plan and subject to any different provisions in the Notice of Restricted Share Unit Award in Part I of this Agreement), with such Share(s) to be issued to Participant as soon as practicable following the applicable vesting date (but in no event later than the date that is the 15th day of the third calendar month of the applicable year following the year in which such vesting date occurs).
5.Non-Transferability of Award. This Award may not be sold, pledged, assigned, hypothecated or otherwise transferred in any manner, including by entering into any short position, any “put equivalent position” or any “call equivalent position” (as defined in Rule 16a-1(h) and Rule 16a-1(b), respectively, of the Exchange Act), whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, and may be exercised, during the lifetime of Participant, only by Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.
6.Tax Obligations.
(a)Tax Withholding. The Company shall have the right to require, prior to the issuance or delivery of any Shares, payment by Participant of any federal, state, local, foreign and other taxes (including Participant’s FICA obligation) which may be required to be withheld or paid in connection with this Award (the “Required Tax Payments”). The Company may, in its sole discretion, satisfy any Required Tax Payments by any of the following means or by a combination of such means: (i) withholding a number of whole Shares which would otherwise be delivered to Participant, having an aggregate Fair Market Value determined as of the Tax Date or withhold an amount of cash which would otherwise be payable to Participant, in the amount necessary to satisfy any such obligation or (ii) permitting Participant satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole Shares having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole Shares which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, or (D) any combination of (A), (B) and (C). Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate or such other amount determined by the Committee not to have an adverse accounting impact on the Company. Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Participant.
(b)Section 409A of the Code. This Agreement shall be interpreted in accordance with Section 409A of the Code (“Section 409A”), to the extent applicable, including without limitation any Treasury Regulations or other Department of Treasury guidance that may

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be issued or amended after the date hereof, and shall not be amended or modified in any manner that would cause this Agreement to violate the requirements of Section 409A. If, following the date hereof, the Committee determines that this Award may be subject to Section 409A, including such Department of Treasury guidance as may be issued after the date hereof, the Committee may, in its discretion, adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies, and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to (i) exempt this Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this Award, or (ii) comply with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan or in this Agreement, Participant agrees that Participant (or Participant’s estate or permitted beneficiary(ies)) shall be solely responsible for the satisfaction of all taxes, interest, and penalties that may be imposed on Participant or for Participant’s account in connection with this Award (including, without limitation, any taxes, interest, and penalties under Section 409A), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify, or otherwise hold Participant (or Participant’s estate or permitted beneficiary(ies)) harmless from any or all of such taxes, interest, or penalties.
7.General Provisions.
(c)Power and Authority. Participant hereby represents to the Company that (i) Participant has full power and authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully Participant’s obligations hereunder, (ii) the execution, delivery and performance of this Agreement by Participant does not conflict with, constitute a breach of or violate any arrangement, understanding or agreement to which Participant is a party or by which Participant is bound, and (iii) this Agreement has been duly and validly executed and delivered by Participant and constitutes the legal, valid and binding obligation of Participant, enforceable against Participant in accordance with its terms.
(d)Survival. The representations, warranties, covenants and agreements made in or pursuant to this Agreement shall survive the execution and delivery hereof and shall not be affected by any investigation made by or on behalf of any party hereto.
(e)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict-of-law principles.
(f)Entire Agreement. This Agreement, together with the attached Exhibits, sets forth the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, discussions, representations and warranties, both written and oral, between the parties hereto, including any representations made during any interviews or relocation negotiations, with respect to such subject matter. In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail.
(g)Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) one business day after being deposited with an overnight courier service (costs prepaid), (iii) when sent by facsimile or e-mail if sent during normal business hours and on the next business day if sent after normal business hours, in each case with confirmation of transmission by the transmitting equipment, or (iv) when received or rejected by the addressee, if sent by certified mail, return receipt requested, postage prepaid, in each case to the addresses, facsimile numbers or e-mail addresses and marked to the attention of the persons designated (by name or title) on the signature page hereto, as applicable, or to such other address, facsimile

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number, e-mail address or person as such party may designate by a notice delivered to the other party hereto.
(h)Successors and Assigns; Transfers. The Company may assign this Agreement, and its rights and obligations hereunder, in whole or in part, to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, sale of assets or stock or otherwise). Except as set forth herein, (x) neither this Agreement nor any rights, duties and obligations hereunder shall be assigned, transferred, delegated or sublicensed by Participant without the Company’s prior written consent and (y) any attempt by Participant to assign, transfer, delegate or sublicense this Agreement or any rights, duties or obligations hereunder, without the Company’s prior written consent, shall be void. Subject to any restrictions on transfer set forth herein, this Agreement shall be binding upon, and enforceable against, (i) the Company and its successors and assigns and (ii) Participant and his or her heirs, executors, successors, assigns, administrators and other legal representatives. Except as set forth herein, any transfer in violation of any restriction upon transfer contained in any provision hereof shall be void, unless such restriction is waived in accordance with the terms hereof.
(i)Modification and Waiver. This Agreement may not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each party hereto. Any term or provision hereof may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver or extension shall be validly and sufficiently authorized for the purposes hereof if, as to any party, it is authorized in writing by an authorized representative of such party. The failure or delay of any party to enforce at any time any provision hereof shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach hereof shall be held to constitute a waiver of any other or subsequent breach.
(j)Further Assurances. Participant shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may reasonably be necessary or desirable in the view of the Company to carry out the purposes or intent hereof, including the applicable Exhibits attached hereto.
(k)Severability. Should any provision contained herein be held as invalid, illegal or unenforceable, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth herein.
(l)Interpretation. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (i) the word “or” is not exclusive, (iii) the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and words of similar import refer to this Agreement as a whole, and (iv) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding.” Unless the context otherwise requires, references herein: (A) to a Section or an Exhibit mean a Section or an Exhibit of, or attached to, this Agreement; (B) to agreements, instruments and other documents shall be deemed to include all subsequent amendments, supplements and other modifications thereto; (C) to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation referred to; (D) to any Person includes such Person’s successors and assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement; and (E) to any gender includes each other gender. The Exhibits attached hereto shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The titles, captions and headings herein are for convenience

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of reference only and shall not affect the meaning or interpretation hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(m)Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original, but all of which, when taken together, shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each party hereto and delivered to the other party hereto. Delivery of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement. The exchange of copies of this Agreement and of signature pages hereto by facsimile transmission or e-mail shall constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. Signatures transmitted by facsimile or e-mail shall be deemed to be original signatures for all purposes.
(n)Service Relationship At Will. Participant acknowledges and agrees that the vesting of this Award pursuant hereto is earned only by his or her continuing service as a service provider at will (and not through the act of being hired, being granted this Award or acquiring Shares hereunder). Participant further acknowledges and agrees that this Agreement, the transactions contemplated hereby and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as a service provider for the vesting period, or for any period at all, and shall not interfere with the right of either the Company or Participant to terminate Participant’s relationship as a service provider at any time, with or without cause or notice.
(o)Third Party Beneficiary Rights. No provisions hereof are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or employee of any party hereto or any other Person, unless specifically provided otherwise herein.
(p)Adjustments. In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, reincorporation, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Administrator will appropriately adjust the number and class of Shares subject to this Award, with such adjustment to be made in accordance with Section 409A.
(q)No Impact on Other Benefits. The value of this Award is not part of Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
(r)Acceptance. Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof and hereby accepts this Award subject to all of the terms and provisions of the Plan and this Agreement (including all Exhibits attached hereto). Participant has reviewed, and fully understands all provisions of, the Plan and this Agreement in their entirety (including all Exhibits attached hereto) and has had an opportunity to obtain the advice of his or her own legal counsel, tax advisors and other advisors prior to executing this Agreement. Any questions or disputes regarding the interpretation of the Plan or this Agreement (including all Exhibits attached hereto), or arising hereunder or thereunder, shall be submitted by the Company or Participant to the Administrator, and Participant hereby agrees to accept as final, binding and conclusive all decisions, determinations and interpretations of the Administrator upon any such questions or disputes.

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(s)Equitable Relief. In the event of a breach or threatened breach by Participant of any provision hereof, Participant hereby consents and agrees that the Company may seek, in addition to other available remedies, injunctive or other equitable relief from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. Participant understands that any breach or threatened breach of this Agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor, and Participant hereby consents to the issuance of an injunction or other equitable relief. The aforementioned equitable relief shall be in addition to, and not in lieu of, legal remedies, monetary damages or other available forms of relief.
(signature page follows)

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IN WITNESS WHEREOF, the undersigned have executed this Restricted Share Unit Award Agreement as of ___________________________, 20______.

COMPANY

Exicure, Inc.

By:
Name: Matthias Schroff, Ph.D.
Title: Chief Executive Officer

Notice Address:    2430 N. Halsted St.
    Chicago, IL 60614

Facsimile: (847) 673-1700
E-mail: slongoria@exicuretx.com
Attention: Sarah Longoria

PARTICIPANT

«Participant»

Notice Address:

Facsimile:
E-mail:
Attention:

Exhibits:

A – Exicure, Inc. 2017 Equity Incentive Plan

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Exhibit A

Exicure, Inc. 2017 Equity Incentive Plan

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